Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Luminex Corporation for the registration of shares of its common stock, preferred stock, debt securities or warrants and to the incorporation by reference therein of our reports dated March 14, 2008, with respect to the consolidated financial statements of Luminex Corporation, and the effectiveness of internal control over financial reporting of Luminex Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Austin, Texas	/s/ Ernst & Young LLP
June 13, 2008	Ernst & Young LLP